Columbia Financial, Inc. Announces Financial Results
for the Third Quarter Ended September 30, 2022

Fair Lawn, New Jersey (October 26, 2022): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported net income of $20.9 million, or $0.20 per basic share and $0.19 per diluted share, for the quarter ended September 30, 2022, as compared to net income of $21.0 million, or $0.20 per basic and diluted share, for the quarter ended September 30, 2021. Earnings for the quarter ended September 30, 2022 reflected a higher provision for credit losses and non-interest expense, partially offset by higher net interest income. For the quarter ended September 30, 2022, the Company reported core net income of $22.7 million, an increase of $3.4 million, or 17.5%, compared to core net income of $19.3 million for the quarter ended September 30, 2021.
For the nine months ended September 30, 2022, the Company reported net income of $64.3 million, or $0.61 per basic and diluted share, as compared to net income of $68.7 million, or $0.66 per basic and diluted share, for the nine months ended September 30, 2021, partially due to the 2022 period including a higher provision for credit losses of $7.1 million, in addition to recording $2.7 million in merger expenses related to the RSI Bank acquisition during the period. Earnings for the nine months ended September 30, 2022 reflected a higher provision for credit losses, lower non-interest income, and higher non-interest expense, partially offset by higher net interest income and lower income tax expense.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “We had solid core earnings during the third quarter, due to stronger net interest income primarily driven by growth in interest income on loans. Lending volumes have increased and the pipeline remains solid. Expenses have increased due to the rising costs of attracting talent and our commitment to ongoing investments in technology, designed to enhance the customer experience and cybersecurity. Our balance sheet and capital position remains strong. Our stock price has appreciated 14.2% from October 1, 2021 through September 30, 2022, which outperforms more than 90% of the banks and thrifts listed on NASDAQ during that period. On October 15, 2022, we successfully completed the system conversion of RSI Bank to Columbia Bank.”

Results of Operations for the Three Months Ended September 30, 2022 and September 30, 2021

Net income of $20.9 million was recorded for the quarter ended September 30, 2022, a decrease of $63,000, or 0.3%, compared to net income of $21.0 million for the quarter ended September 30, 2021. The decrease in net income was primarily attributable to a $1.0 million increase in provision for credit losses, a $710,000 decrease in non-interest income, and a $10.8 million increase in non-interest expense, partially offset by an $11.8 million increase in net interest income and a $671,000 decrease in income tax expense.
Net interest income was $69.2 million for the quarter ended September 30, 2022, an increase of $11.8 million, or 20.6%, from $57.4 million for the quarter ended September 30, 2021. The increase in net interest income was primarily attributable to a $13.9 million increase in interest income, partially offset by a $2.1 million increase in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of interest-earning assets coupled with an increase in average yields due to the rise in interest rates in 2022. The increase in interest expense on deposits was driven by the repricing of existing deposits at higher rates as a result of the Federal Reserve announced a rate hike in March 2022 of 25 basis points, subsequently followed by four additional rate hikes between May 2022 and September 2022 ranging from 50 to 75 basis points. The rise in interest rates initially had a more immediate impact on interest income from loans, securities and other interest-earning assets than interest expense on deposits, as the repricing on deposit products lags in relation to increases in market interest rates. The increase in interest expense on borrowings was driven by an increase in interest rates related to overnight and short-term borrowing transactions executed during the quarter ended September 30, 2022. Prepayment penalties, which are included in interest income on loans, totaled $639,000 for the quarter ended September 30, 2022, compared to $778,000 for the quarter ended September 30, 2021.
The average yield on loans for the quarter ended September 30, 2022 increased 14 basis points to 3.80%, as compared to 3.66% for the quarter ended September 30, 2021, as interest income was influenced by rising interest rates and loan growth. The average yield on securities for the quarter ended September 30, 2022 increased 34 basis points to 2.27%, as compared to 1.93%

for the quarter ended September 30, 2021, as $10.2 million of higher yielding securities were purchased, and a number of adjustable rate securities tied to various indexes repriced higher during the quarter. The average yield on other interest-earning assets for the quarter ended September 30, 2022 increased 214 basis points to 2.68%, as compared to 0.54% for the quarter ended September 30, 2021, due to the rise in interest rates in 2022 noted above.

Total interest expense was $10.8 million for the quarter ended September 30, 2022, an increase of $2.1 million, or 23.8%, from $8.7 million for the quarter ended September 30, 2021. The increase in interest expense was primarily attributable to a 140 basis point increase in the average cost of borrowings, and increases in the average balance of deposits, partially offset by a 3 basis point decrease in the average cost of interest-bearing deposits and a lower average balance of borrowings. Interest on borrowings increased $1.8 million, or 87.7%, due to an increase in the cost of borrowings.
The Company's net interest margin for the quarter ended September 30, 2022 increased 34 basis points to 3.01%, when compared to 2.67% for the quarter ended September 30, 2021. The weighted average yield on interest-earning assets increased 39 basis points to 3.47% for the quarter ended September 30, 2022 as compared to 3.08% for the quarter ended September 30, 2021. The average cost of interest-bearing liabilities increased 8 basis points to 0.62% for the quarter ended September 30, 2022 as compared to 0.54% for the quarter ended September 30, 2021. The increase in yields for the quarter ended September 30, 2022, was due to the impact of the rise in interest rates during the quarter. The net interest margin increased for the quarter ended September 30, 2022, as the repricing of interest-bearing deposits initially lags in relation to the repricing of yields on interest-earning assets in a rising rate environment.
The provision for credit losses for the quarter ended September 30, 2022 was $1.5 million, an increase of $1.0 million, from $480,000 for the quarter ended September 30, 2021. The increase in provision for credit losses during the quarter was primarily attributable to an increase in the balances of loans and the evaluation of current and projected economic conditions.
Non-interest income was $8.2 million for the quarter ended September 30, 2022, a decrease of $710,000, or 8.0%, from $8.9 million for the quarter ended September 30, 2021. The decrease was primarily attributable to a decrease in income from the gain on securities transactions of $2.3 million and a decrease in title insurance fees of $635,000, partially offset by an increase in demand deposit fees of $524,000, an increase in loan fees and service charges of $588,000 and an increase in other non-interest income of $942,000, mainly due to an insurance settlement.
Non-interest expense was $47.8 million for the quarter ended September 30, 2022, an increase of $10.8 million, or 29.1%, from $37.1 million for the quarter ended September 30, 2021. The increase was primarily attributable to an increase in compensation and employee benefits expense of $7.0 million and an increase in merger-related expenses of $1.1 million. The increase in compensation and employee benefits expense was due to an increase in staff levels and related personnel benefit costs, mainly due to the acquisitions of Freehold Bank in December 2021 and RSI Bank in May 2022. The increase in merger-related expenses was primarily related to the acquisition of RSI Bank.
Income tax expense was $7.0 million for the quarter ended September 30, 2022, a decrease of $671,000, as compared to $7.7 million for the quarter ended September 30, 2021, mainly due to a decrease in pre-tax income, and to a lesser extent, a decrease in the Company's effective tax rate. The Company's effective tax rate was 25.2% and 26.9% for the quarters ended September 30, 2022 and 2021, respectively.
Results of Operations for the Nine Months Ended September 30, 2022 and September 30, 2021
Net income of $64.3 million was recorded for the nine months ended September 30, 2022, a decrease of $4.4 million, or 6.5%, compared to net income of $68.7 million for the nine months ended September 30, 2021. The decrease in net income was primarily attributable to a $7.1 million increase in provision for credit losses, a $17.9 million increase in non-interest expense, and a $9.0 million decrease in non-interest income, partially offset by a $26.2 million increase in net interest income and a $3.4 million decrease in income tax expense.
Net interest income was $198.4 million for the nine months ended September 30, 2022, an increase of $26.2 million, or 15.2%, from $172.2 million for the nine months ended September 30, 2021. The increase in net interest income was primarily attributable to a $20.2 million increase in interest income coupled with a $6.0 million decrease in interest expense. The increase in interest income was primarily due to an increase in the average balance of interest-earning assets coupled with the impact of the rise in interest rates during the nine months ended September 30, 2022. The decrease in interest expense on deposits was driven by an increase in the balance of lower costing demand deposits. As noted above, the Federal Reserve raised interest rates numerous times throughout 2022. The rise in interest rates had a more immediate impact on interest income from loans, securities and other interest-earning assets than interest expense on deposits, as the repricing on deposit products initially lags in relation to increases in market interest rates. The increase in interest expense on borrowings was driven by an increase in interest rates related to overnight and short-term borrowing transactions executed during the nine months ended September 30, 2022. Prepayment penalties, which are included in interest income on loans, totaled $3.4 million for the nine months ended September 30, 2022, compared to $2.8 million for the nine months ended September 30, 2021.
The average yield on loans for the nine months ended September 30, 2022 decreased 5 basis points to 3.70%, as compared to 3.75% for the nine months ended September 30, 2021, but increased 12 basis points since June 30, 2022, as interest income increased due to rising interest rates and loan growth. The average yield on securities for the nine months ended September 30, 2022 increased 24 basis points to 2.20%, as compared to 1.96% for the nine months ended September 30, 2021, as $165.5 million of higher yielding securities were purchased, and a number of adjustable rate securities tied to various indexes repriced higher during the period. The average yield on other interest-earning assets for the nine months ended September 30, 2022 increased 176 basis points to 2.46%, as compared to 0.70% for the nine months ended September 30, 2021, due to the rise in interest rates in 2022 noted above.
Total interest expense was $23.4 million for the nine months ended September 30, 2022, a decrease of $6.0 million, or 20.6%, from $29.4 million for the nine months ended September 30, 2021. The decrease in interest expense was primarily attributable to a 20 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact of the increase in the average balance of deposits. The decrease in interest expense on deposits was driven by an increase in the balance of lower costing demand deposits. Interest on borrowings increased $1.0 million, or 17.2%, due to an increase in the cost of borrowings.
The Company's net interest margin for the nine months ended September 30, 2022 increased 25 basis points to 3.00%, when compared to 2.75% for the nine months ended September 30, 2021. The weighted average yield on interest-earning assets for the nine months ended September 30, 2022 increased 13 basis points to 3.35%, when compared to 3.22% for the nine months ended September 30, 2021. The average cost of interest-bearing liabilities decreased 15 basis points to 0.47% for the nine months ended September 30, 2022 as compared to 0.62% for the nine months ended September 30, 2021. The decrease in costs for the nine months ended September 30, 2022 were largely driven by the sustained lower interest rate environment throughout the 2021 period until rates began to rise in March 2022. The net interest margin increased for the nine months ended September 30, 2022, as the repricing of interest-bearing liabilities initially lags in relation to the repricing of yields on interest-earning assets in a rising rate environment.
On January 1, 2022, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), also known as the Current Expected Credit Loss ("CECL") standard. CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that increased stockholders' equity by $6.2 million, net of tax. At adoption and on a gross basis, the Company decreased its allowance for credit losses ("ACL") by $16.8 million for loans, increased its ACL for unfunded commitments, included in other liabilities, by $7.7 million, and established an ACL for debt securities available for sale of $490,000. The provision for credit losses for the nine months ended September 30, 2022 was $4.5 million, an increase of $7.1 million, from a reversal of provision for credit losses of $2.6 million recorded for the nine months ended September 30, 2021. The increase in provision for credit losses during the nine months ended September 30, 2022 was primarily attributable to an increase in the balances of loans and the evaluation of current and projected economic conditions.
Non-interest income was $22.9 million for the nine months ended September 30, 2022, a decrease of $9.0 million, or 28.2%, from $31.9 million for the nine months ended September 30, 2021. The decrease was primarily attributable to a decrease in income from the gain on the sale of loans of $10.7 million, a decrease in income from title insurance fees of $1.8 million, and a decrease in gain on securities transactions of $1.8 million, partially offset by an increase in the change in fair value of equity securities of $1.5 million, an increase in demand deposit fees of $1.4 million and an increase in bank-owned life insurance income of $1.0 million due to death benefit claims. The nine months ended September 30, 2021 included a $7.7 million gain on the sale of commercial business loans granted as part of the Small Business Administration PPP.
Non-interest expense was $130.3 million for the nine months ended September 30, 2022, an increase of $17.9 million, or 16.0%, from $112.4 million for the nine months ended September 30, 2021. The increase was primarily attributable to an increase in compensation and employee benefits expense of $14.9 million and an increase in merger-related expenses of $2.5 million. The increase in compensation and employee benefits expense was due to an increase in staff levels and related personnel benefit costs, mainly due to the acquisitions of Freehold Bank in December 2021 and RSI Bank in May 2022. There was an increase of 121 full time equivalent employees from September 30, 2021 compared to September 30, 2022. The increase in merger-related expenses was related to the acquisition of RSI Bank.
Income tax expense was $22.2 million for the nine months ended September 30, 2022, a decrease of $3.4 million, as compared to $25.5 million for the nine months ended September 30, 2021, mainly due to a decrease in pre-tax income, and to a lesser extent, a decrease in the Company's effective tax rate. The Company's effective tax rate was 25.6% and 27.1% for the nine months ended September 30, 2022 and 2021, respectively.
Balance Sheet Summary

Total assets increased $788.1 million, or 8.5%, to $10.0 billion at September 30, 2022 from $9.2 billion at December 31, 2021. The increase in total assets was primarily attributable to an increase in cash and cash equivalents of $31.1 million, an increase in loans receivable, net of $976.4 million, an increase in bank-owned life insurance of $15.7 million, an increase in goodwill and intangibles of $34.6 million, and an increase in other assets of $44.3 million, partially offset by a decrease in debt securities available for sale of $332.1 million.
Cash and cash equivalents increased $31.1 million, or 43.8%, to $102.0 million at September 30, 2022 from $71.0 million at December 31, 2021. The increase was primarily attributable to $140.8 million in cash and cash equivalents acquired in the RSI Bank acquisition, repayments on loans and mortgage-backed securities, and proceeds from the sale of $126.8 million of debt securities available for sale, partially offset by $142.2 million in purchases of debt securities available for sale, and $71.8 million in repurchases of common stock under our stock repurchase program.
Debt securities available for sale decreased $332.1 million, or 19.5%, to $1.4 billion at September 30, 2022 from $1.7 billion at December 31, 2021. The decrease was attributable to repayments on securities of $226.0 million, sales of securities of $126.8 million, and a decrease in the gross unrealized gain (loss) of $197.9 million, predominately due to rising interest rates, partially offset by purchases of securities of $142.2 million, primarily consisting of U.S government and agency obligations and mortgage-backed securities and $79.0 million of debt securities available for sale acquired due to the RSI Bank acquisition.
Loans receivable, net, increased $976.4 million, or 15.5%, to $7.3 billion at September 30, 2022 from $6.3 billion at December 31, 2021. One-to-four family real estate loans, multi-family real estate loans, commercial real estate loans, commercial business loans, and home equity loans and advances increased $613.8 million, $101.4 million, $184.6 million, $45.2 million, and $3.3 million, respectively, partially offset by a decrease in construction loans of $5.4 million. The Company acquired $335.5 million in loans from the RSI Bank acquisition during the second quarter of 2022. The allowance for credit losses for loans decreased $10.8 million to $51.9 million at September 30, 2022 from $62.7 million at December 31, 2021. A $16.8 million decrease in the allowance for credit losses for loans was recorded on January 1, 2022 upon adoption of the CECL standard. During the nine months ended September 30, 2022, the allowance for credit losses increased $7.1 million, primarily due to an increase in the outstanding balance of loans, including $1.9 million in allowance for credit losses recorded on loans acquired from RSI Bank. The September 30, 2022 methodology and impact of loss rates and qualitative factors remained consistent with those established upon initial adoption of the CECL standard.
Bank-owned life insurance increased $15.7 million, or 6.4%, to $263.2 million at September 30, 2022 from $247.5 million at December 31, 2021. The increase was mainly attributable to bank-owned life insurance of $13.0 million acquired in connection with the RSI Bank acquisition.

Goodwill and intangibles increased $34.6 million, or 37.7%, to $126.3 million at September 30, 2022 from $91.7 million at December 31, 2021. The increase is attributable to $25.9 million in adjusted goodwill and $10.3 million in core deposit intangibles initially recorded due to the RSI Bank acquisition.
Other assets increased $44.3 million, or 17.7%, to $293.9 million at September 30, 2022 from $249.6 million at December 31, 2021. The increase in other assets consisted of an increase of $54.8 million in net deferred tax assets, an increase of $10.1 million in interest rate swap assets, and an increase of $5.2 million in a low income housing tax credit asset, partially offset by a decrease of $17.2 million in the collateral balance related to our swap program and a decrease of $5.8 million in the Company's pension balance.
Total liabilities increased $837.5 million, or 10.3%, to $9.0 billion at September 30, 2022 from $8.1 billion at December 31, 2021. The increase was primarily attributable to an increase in total deposits of $494.7 million, or 6.5%, an increase in borrowings of $296.7 million, or 78.6%, and an increase in accrued expenses and other liabilities of $38.1 million, or 23.7%. The increase in total deposits primarily consisted of increases in non-interest bearing demand deposits, interest-bearing demand deposits, money market accounts, savings and club deposits, and certificates of deposit of $34.6 million, $101.6 million, $55.7 million, $137.7 million, and $165.0 million respectively. These increases included $502.7 million in deposits assumed in connection with the RSI Bank acquisition. The increase in borrowings was primarily driven by a $67.7 million increase in FHLB overnight borrowings and a $229.2 million increase in FHLB term advances, of which $5.8 million were acquired due to the RSI Bank acquisition. The increase in accrued expenses and other liabilities primarily consisted of $10.6 million in accrued expenses and other liabilities related to the RSI Bank acquisition, a $5.2 million increase in a low income housing tax credit liability, a $8.5 million increase in outstanding checks, a $6.1 million increase in allowance for credit losses for unfunded commitments, and a $2.9 million increase in interest rate swap liabilities.
Total stockholders’ equity decreased $49.4 million, or 4.6%, to $1.0 billion at September 30, 2022 from $1.1 billion at December 31, 2021. The decrease in equity was primarily attributable to an increase of $198.2 million in unrealized losses on debt securities available for sale, net of taxes, included in other comprehensive income, and the repurchase of 3,420,747 shares of common stock totaling $71.8 million, or $20.98 per share, under our stock repurchase program, partially offset by net income of $64.3 million and an increase in paid-in capital primarily due to the issuance of 6,086,314 shares, totaling $102.7 million, of Company common stock to Columbia Bank MHC in connection with the RSI Bank acquisition.
Asset Quality

The Company's non-performing loans at September 30, 2022 totaled $7.0 million, or 0.10% of total gross loans, as compared to $3.9 million, or 0.06% of total gross loans, at December 31, 2021. The $3.1 million increase in non-performing loans was attributable to an increase of $1.2 million in non-performing one-to-four family loans and a $1.8 million increase in commercial real estate loans. The increase in non-performing one-to-four family loans was due to an increase in the number of loans from seven non-performing loans at December 31, 2021 to 12 loans at September 30, 2022. The increase in non-performing commercial real estate loans was due to an increase in the number of loans from one non-performing loan at December 31, 2021 to three non-performing loans at September 30, 2022. Non-performing assets as a percentage of total assets totaled 0.07% at September 30, 2022 as compared to 0.04% at December 31, 2021.
For the quarter ended September 30, 2022, net charge-offs totaled $208,000, as compared to $53,000 in net charge-offs for the quarter ended September 30, 2021. For the nine months ended September 30, 2022, net recoveries totaled $8,000, as compared to $1.8 million in net charge-offs for the nine months ended September 30, 2021.
The Company's allowance for credit losses on loans was $51.9 million, or 0.71% of total gross loans, at September 30, 2022, compared to $62.7 million, or 0.99% of total gross loans, at December 31, 2021. The decrease in the allowance for credit losses for loans was primarily attributable to the impact of the initial adoption of the CECL standard on January 1, 2022, which resulted in a decrease to allowance for credit losses on loans of $16.8 million, partially offset by an increase in provision for credit losses of $7.1 million recorded during the nine months ended September 30, 2022, due to an increase in the balance of loans and evaluation of current and future economic conditions.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 64 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both Banks offer traditional financial services to consumers and businesses in their market areas.
Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.
A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	September 30,	December 31,
	2022	2021
Assets	(Unaudited)
Cash and due from banks	$101,917	$70,702
Short-term investments	131	261
Total cash and cash equivalents	102,048	70,963

Debt securities available for sale, at fair value	1,371,721	1,703,847
Debt securities held to maturity, at amortized cost (fair value of $373,494, and $434,789 at September 30, 2022 and December 31, 2021, respectively)	425,077	429,734
Equity securities, at fair value	3,453	2,710
Federal Home Loan Bank stock	37,726	23,141

Loans receivable	7,326,223	6,360,601
Less: allowance for credit losses (1)	51,891	62,689
Loans receivable, net	7,274,332	6,297,912

Accrued interest receivable	30,152	28,300
Office properties and equipment, net	84,255	78,708
Bank-owned life insurance	263,217	247,474
Goodwill and intangible assets	126,296	91,693
Other assets	293,894	249,615
Total assets	$10,012,171	$9,224,097

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,064,893	$7,570,216
Borrowings	674,018	377,309
Advance payments by borrowers for taxes and insurance	44,463	36,471
Accrued expenses and other liabilities	199,152	161,020
Total liabilities	8,982,526	8,145,016

Stockholders' equity:
Total stockholders' equity	1,029,645	1,079,081
Total liabilities and stockholders' equity	$10,012,171	$9,224,097

(1) The Company adopted ASU 2016-13 as of January 1, 2022. Prior year periods have not been restated.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$68,516	$55,451	$187,400	$171,902
Debt securities available for sale and equity securities	8,434	7,622	25,741	21,521
Debt securities held to maturity	2,440	2,353	7,223	6,256
Federal funds and interest-earning deposits	151	167	245	310
Federal Home Loan Bank stock dividends	384	460	1,129	1,582
Total interest income	79,925	66,053	221,738	201,571
Interest expense:
Deposits	6,968	6,673	16,326	23,403
Borrowings	3,806	2,028	7,028	5,996
Total interest expense	10,774	8,701	23,354	29,399

Net interest income	69,151	57,352	198,384	172,172

Provision for (reversal of) credit losses (1)	1,516	480	4,514	(2,561)

Net interest income after provision for (reversal of) credit losses	67,635	56,872	193,870	174,733

Non-interest income:
Demand deposit account fees	1,510	986	4,129	2,682
Bank-owned life insurance	1,633	1,504	5,501	4,475
Title insurance fees	796	1,431	2,788	4,554
Loan fees and service charges	1,432	844	2,928	2,209
Gain on securities transactions	—	2,296	210	2,015
Change in fair value of equity securities	(264)	(443)	(332)	(1,809)
(Loss) gain on sale of loans	(1)	140	109	10,814
Other non-interest income	3,058	2,116	7,541	6,920
Total non-interest income	8,164	8,874	22,874	31,860

Non-interest expense:
Compensation and employee benefits	31,523	24,512	86,393	71,506
Occupancy	5,973	4,846	16,838	14,912
Federal deposit insurance premiums	645	604	1,922	1,751
Advertising	771	662	2,215	1,860
Professional fees	2,134	1,766	5,727	5,207
Data processing and software expenses	3,670	2,798	10,036	8,181
Merger-related expenses	1,198	55	2,676	130
Loss on extinguishment of debt	—	—	—	742
Other non-interest expense, net	1,925	1,809	4,501	8,076
Total non-interest expense	47,839	37,052	130,308	112,365

Income before income tax expense	27,960	28,694	86,436	94,228

Income tax expense	7,041	7,712	22,154	25,513

Net income	$20,919	$20,982	$64,282	$68,715

Earnings per share-basic	$0.20	$0.20	$0.61	$0.66
Earnings per share-diluted	$0.19	$0.20	$0.61	$0.66
Weighted average shares outstanding-basic	106,926,864	102,977,254	105,440,345	104,486,520
Weighted average shares outstanding-diluted	107,534,498	102,977,254	106,040,240	104,486,520

(1) The Company adopted ASU 2016-13 as of January 1, 2022. Prior year periods have not been restated.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended September 30,
	2022			2021
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,149,327	$68,516	3.80%	$6,008,998	$55,451	3.66%
Securities	1,897,593	10,874	2.27%	2,049,806	9,975	1.93%
Other interest-earning assets	79,329	535	2.68%	457,880	627	0.54%
Total interest-earning assets	9,126,249	79,925	3.47%	8,516,684	66,053	3.08%
Non-interest-earning assets	807,764			671,537
Total assets	$9,934,013			$9,188,221

Interest-bearing liabilities:
Interest-bearing demand	$2,739,086	$3,162	0.46%	$2,441,575	$2,003	0.33%
Money market accounts	718,402	653	0.36%	650,968	486	0.30%
Savings and club deposits	975,152	119	0.05%	763,717	213	0.11%
Certificates of deposit	1,840,898	3,034	0.65%	1,802,698	3,971	0.87%
Total interest-bearing deposits	6,273,538	6,968	0.44%	5,658,958	6,673	0.47%
FHLB advances	571,956	3,396	2.36%	742,261	1,967	1.05%
Notes payable	30,736	310	4.00%	—	—	—%
Junior subordinated debentures	7,556	100	5.25%	7,404	61	3.27%
Other borrowings	54	—	2.53%	—	—	—%
Total borrowings	610,302	3,806	2.47%	749,665	2,028	1.07%
Total interest-bearing liabilities	6,883,840	$10,774	0.62%	6,408,623	$8,701	0.54%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,751,320			1,540,431
Other non-interest-bearing liabilities	221,586			204,473
Total liabilities	8,856,746			8,153,527
Total stockholders' equity	1,077,267			1,034,694
Total liabilities and stockholders' equity	$9,934,013			$9,188,221

Net interest income		$69,151			$57,352
Interest rate spread			2.85%			2.54%
Net interest-earning assets	$2,242,409			$2,108,061
Net interest margin			3.01%			2.67%
Ratio of interest-earning assets to interest-bearing liabilities	132.57%			132.89%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Nine Months Ended September 30,
	2022			2021
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,764,501	$187,400	3.70%	$6,130,944	$171,902	3.75%
Securities	2,000,131	32,964	2.20%	1,891,023	27,777	1.96%
Other interest-earning assets	74,785	1,374	2.46%	359,438	1,892	0.70%
Total interest-earning assets	8,839,417	221,738	3.35%	8,381,405	201,571	3.22%
Non-interest-earning assets	762,692			634,494
Total assets	$9,602,109			$9,015,899

Interest-bearing liabilities:
Interest-bearing demand	$2,686,207	$6,425	0.32%	$2,343,718	$6,234	0.36%
Money market accounts	691,217	1,350	0.26%	627,188	1,536	0.33%
Savings and club deposits	919,608	345	0.05%	739,272	612	0.11%
Certificates of deposit	1,800,295	8,206	0.61%	1,855,582	15,021	1.08%
Total interest-bearing deposits	6,097,327	16,326	0.36%	5,565,760	23,403	0.56%
FHLB advances	454,174	5,891	1.73%	736,365	5,813	1.06%
Notes payable	30,150	897	3.98%	—	—	—%
Junior subordinated debentures	7,634	240	4.20%	7,480	183	3.27%
Other borrowings	18	—	2.56%	—	—	—%
Total borrowings	491,976	7,028	1.91%	743,845	5,996	1.08%
Total interest-bearing liabilities	6,589,303	$23,354	0.47%	6,309,605	$29,399	0.62%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,736,957			1,480,315
Other non-interest-bearing liabilities	199,263			210,349
Total liabilities	8,525,523			8,000,269
Total stockholders' equity	1,076,586			1,015,630
Total liabilities and stockholders' equity	$9,602,109			$9,015,899

Net interest income		$198,384			$172,172
Interest rate spread			2.88%			2.60%
Net interest-earning assets	$2,250,114			$2,071,800
Net interest margin			3.00%			2.75%
Ratio of interest-earning assets to interest-bearing liabilities	134.15%			132.84%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Yield on interest-earning assets:
Loans	3.80%	3.68%	3.62%	3.66%	3.66%
Securities	2.27	2.14	2.20	2.01	1.93
Other interest-earning assets	2.68	1.93	2.81	0.71	0.54
Total interest-earning assets	3.47%	3.31%	3.27%	3.14%	3.08%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	0.44%	0.31%	0.32%	0.39%	0.47%
Total borrowings	2.47	1.67	1.32	1.08	1.07
Total interest-bearing liabilities	0.62%	0.40%	0.39%	0.47%	0.54%

Interest rate spread	2.85%	2.91%	2.88%	2.67%	2.54%
Net interest margin	3.01%	3.01%	2.98%	2.79%	2.67%

Ratio of interest-earning assets to interest-bearing liabilities	132.57%	134.81%	135.20%	134.13%	132.89%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.84%	0.91%	0.90%	1.02%
Core return on average assets	0.91%	0.83%	0.96%	1.01%
Return on average equity	7.70%	8.05%	7.98%	9.05%
Core return on average equity	8.35%	7.42%	8.50%	8.99%
Core return on average tangible equity	9.49%	8.07%	9.52%	9.81%
Interest rate spread	2.85%	2.54%	2.88%	2.60%
Net interest margin	3.01%	2.67%	3.00%	2.75%
Non-interest income to average assets	0.33%	0.38%	0.32%	0.47%
Non-interest expense to average assets	1.91%	1.60%	1.81%	1.67%
Efficiency ratio	61.88%	55.95%	58.89%	55.07%
Core efficiency ratio	58.43%	57.89%	56.08%	54.92%
Average interest-earning assets to average interest-bearing liabilities	132.57%	132.89%	134.15%	132.84%
Net charge-offs to average outstanding loans	0.01%	—%	—%	0.04%

(1) Ratios are annualized when appropriate.

CAPITAL RATIOS:
	September 30,	December 31,
	2022 (1)	2021
Company:
Total capital (to risk-weighted assets)	15.54%	17.13%
Tier 1 capital (to risk-weighted assets)	14.73%	16.15%
Common equity tier 1 capital (to risk-weighted assets)	14.63%	16.04%
Tier 1 capital (to adjusted total assets)	10.81%	11.23%

Columbia Bank:
Total capital (to risk-weighted assets)	13.90%	15.39%
Tier 1 capital (to risk-weighted assets)	13.09%	14.38%
Common equity tier 1 capital (to risk-weighted assets)	13.09%	14.38%
Tier 1 capital (to adjusted total assets)	9.62%	9.80%

Freehold Bank:
Total capital (to risk-weighted assets)	22.85%	22.87%
Tier 1 capital (to risk-weighted assets)	22.10%	22.86%
Common equity tier 1 capital (to risk-weighted assets)	22.10%	22.86%
Tier 1 capital (to adjusted total assets)	15.15%	13.71%

(1) Estimated ratios at September 30, 2022

ASSET QUALITY:
	September 30,	December 31,
	2022	2021
	(Dollars in thousands)

Non-accrual loans	$6,996	$3,939
90+ and still accruing	—	—
Non-performing loans	6,996	3,939
Real estate owned	—	—
Total non-performing assets	$6,996	$3,939

Non-performing loans to total gross loans	0.10%	0.06%
Non-performing assets to total assets	0.07%	0.04%
Allowance for credit losses on loans ("ACL")	$51,891	$62,689
ACL to total non-performing loans	741.72%	1,591.50%
ACL to gross loans	0.71%	0.99%
Unamortized purchase accounting fair value credit marks on acquired loans	$4,927	$5,019

LOAN DATA:
	September 30,	December 31,
	2022	2021
	(In thousands)
Real estate loans:
One-to-four family	$2,706,114	$2,092,317
Multifamily	1,142,459	1,041,108
Commercial real estate	2,354,786	2,170,236
Construction	289,650	295,047
Commercial business loans	497,478	452,232
Consumer loans:
Home equity loans and advances	279,824	276,563
Other consumer loans	2,214	1,428
Total gross loans	7,272,525	6,328,931
Purchased credit deteriorated ("PCD") loans	19,771	6,791
Net deferred loan costs, fees and purchased premiums and discounts	33,927	24,879
Allowance for credit losses	(51,891)	(62,689)
Loans receivable, net	$7,274,332	$6,297,912

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	September 30,	December 31,
	2022	2021
	(Dollars in thousands)

Total stockholders' equity	$1,029,645	$1,079,081
Less: goodwill	(111,206)	(85,324)
Less: core deposit intangible	(14,116)	(5,214)
Total tangible stockholders' equity	$904,323	$988,543

Shares outstanding	109,907,943	107,442,453

Book value per share	$9.37	$10.04
Tangible book value per share	$8.23	$9.20

Reconciliation of Core Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)

Net income	$20,919	$20,982	$64,282	$68,715
Less: gain on securities transactions, net of tax	—	(1,679)	(156)	(1,474)
Less: insurance settlement, net of tax	(486)	—	(486)	—
Add: merger-related expenses, net of tax	898	40	2,042	95
Add: loss on extinguishment of debt, net of tax	—	—	—	540
Add: litigation expenses, net of tax	1,269	—	2,867	—
Add/Less: branch closure expense (credit), net of tax	114	(10)	141	410
Core net income	$22,714	$19,333	$68,690	$68,286

Return on Average Assets
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Dollars in thousands)

Net income	$20,919	$20,982	$64,282	$68,715

Average assets	$9,934,013	$9,188,221	$9,602,109	$9,015,899

Return on average assets	0.84%	0.91%	0.90%	1.02%

Core net income	$22,714	$19,333	$68,690	$68,286

Core return on average assets	0.91%	0.83%	0.96%	1.01%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Dollars in thousands)

Total average stockholders' equity	$1,077,267	$1,034,694	$1,076,586	$1,015,630
Less: gain on securities transactions, net of tax	—	(1,679)	(156)	(1,474)
Less: insurance settlement, net of tax	(486)	—	(486)	—
Add: merger-related expenses, net of tax	898	40	2,042	95
Add: loss on extinguishment of debt, net of tax	—	—	—	540
Add: litigation expenses, net of tax	1,269	—	2,867	—
Add/Less: branch closure expense (credit), net of tax	114	(10)	141	410
Core average stockholders' equity	$1,079,062	$1,033,045	$1,080,994	$1,015,201

Return on average equity	7.70%	8.05%	7.98%	9.05%

Core return on core average equity	8.35%	7.42%	8.50%	8.99%

Return on Average Tangible Equity
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Dollars in thousands)

Total average stockholders' equity	$1,077,267	$1,034,694	$1,076,586	$1,015,630
Less: average goodwill	(113,304)	(79,220)	(100,903)	(79,446)
Less: average core deposit intangible	(14,524)	(5,590)	(10,492)	(5,842)
Total average tangible stockholders' equity	$949,439	$949,884	$965,191	$930,342

Core return on average tangible equity	9.49%	8.07%	9.52%	9.81%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Dollars in thousands)

Net interest income	$69,151	$57,352	$198,384	$172,172
Non-interest income	8,164	8,874	22,874	31,860
Total income	$77,315	$66,226	$221,258	$204,032

Non-interest expense	$47,839	$37,052	$130,308	$112,365

Efficiency ratio	61.88%	55.95%	58.89%	55.07%

Non-interest income	$8,164	$8,874	$22,874	$31,860
Less: gain on securities transactions	—	(2,296)	(210)	(2,015)
Less: insurance settlement	(650)	—	(650)	—
Core non-interest income	$7,514	$6,578	$22,014	$29,845

Non-interest expense	$47,839	$37,052	$130,308	$112,365
Less: merger-related expenses	(1,198)	(55)	(2,676)	(130)
Less: loss on extinguishment of debt	—	—	—	(742)
Less: litigation expenses	(1,696)	—	(3,854)	—
Less/Add: branch closure (expense) credit	(152)	14	(188)	(548)
Core non-interest expense	$44,793	$37,011	$123,590	$110,945

Core efficiency ratio	58.43%	57.89%	56.08%	54.92%